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                                                                   Exhibit 10.41

                    AGREEMENT FOR RETENTION OF LEGAL SERVICES

        This AGREEMENT FOR RETENTION OF LEGAL SERVICES (the "Agreement") is entered into as of May 20, 2002 by and between Herbalife International of America, Inc./Herbalife International, Inc. ("Herbalife") and Robert A. Sandler ("Sandler"). Herbalife and Sandler will sometimes be referred to herein as the "Parties."

                                    RECITALS

        A. Sandler was employed by Herbalife as General Counsel, Corporate Secretary and Executive Vice President.

        B. The Parties wish to enter into this Agreement for purposes of Sandler providing, and Herbalife obtaining from Sandler legal advice and services on an as needed basis.

        C. Simultaneously with the execution of this Agreement, Herbalife and Sandler are also entering into a Separation Agreement and General Release. Sandler's execution of the Separation Agreement and General Release is a condition precedent to any obligation of Herbalife under this Agreement.

        NOW, THEREFORE, Herbalife and Sandler incorporate the foregoing recitals as part of this Agreement and further agree as follows:

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        1. Retention as Attorney. Herbalife hereby retains Sandler as an independent contractor for a thirty-six (36) month period beginning May 20, 2002 provided that the Agreement may be terminated prior to the end of such period as provided in Section 6, below. It is understood and agreed that as of May 19, 2002 (the "Termination Date"), Sandler will no longer be an employee of Herbalife for any purpose or on any basis. After the Termination Date, Sandler is to be compensated only according to the terms of this Agreement and is not eligible for, and will not receive or accrue, any employment benefits, such as sick pay, vacation pay, holidays, health, life, dental, or accident insurance, retirement benefits, or any other benefit which is now, or may become available to employees of Herbalife. Herbalife is not responsible for, and will not withhold, any federal, state, or local taxes, workers' compensation contributions, unemployment insurance contributions, or other payroll deductions from Sandler's compensation as provided hereunder. Sandler is solely responsible for such matters. Sandler is not entitled to any rights, benefits, or protections conferred by Herbalife's personnel practices or procedures on its employees.

        2. Legal Services. Sandler shall provide Herbalife with legal advice and perform such legal services as Herbalife may from time to time request. Sandler shall be available to perform legal services on behalf of Herbalife for a maximum of fifty (50) hours per month ("maximum hours"). Sandler shall not be entitled to any fees for any time spent performing legal services in excess of the maximum hours, without prior written consent by Herbalife, nor shall Sandler be required to spend time in excess of the maximum hours performing legal services, without prior written consent by Sandler. Sandler shall be required to maintain records of the time he spends performing legal services for Herbalife.


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        3. Performance of Legal Services. The nature of the legal services to be performed shall be at the discretion of Herbalife, and the time and place of performance of such services shall be as mutually agreed by Herbalife and Sandler. In the performance of legal services for Herbalife, Sandler shall owe Herbalife all duties and obligations of an attorney to his client, including fiduciary duties, a duty to maintain the attorney-client privilege, and a duty to act only in the best interests of Herbalife.

        4. Consideration. In consideration of the legal services to be provided by Sandler hereunder, Herbalife agrees to pay Sandler a consulting fee of One Million, Eight Thousand Dollars ($1,008,000.00) payable in equal monthly installments of Twenty Eight Thousand Dollars ($28,000.00) on the 15th day of each of thirty-six (36) months following Sandler's Termination Date, with the first such payment to be made on June 15, 2002.

        5. Expenses. Sandler's reasonable, documented expenses incurred in connection with the performance of legal services hereunder will be paid by Herbalife, provided that Sandler must first obtain from Herbalife written approval of such expenses. Herbalife shall not be liable for payment or reimbursement of expenses for which Sandler does not obtain preapproval.

        6. Termination. This Agreement shall be subject to termination as follows:

           (a) Sandler may terminate this Agreement at any time upon thirty (30) days' written notice to Herbalife;

           (b) Herbalife may terminate this Agreement at any time, with or without cause and with or without advance notice; provided that in the event Sandler is not terminated for cause (as defined below), Herbalife shall pay Sandler the amounts provided for in Section 8. Herbalife's right to terminate this Agreement shall be governed solely by the terms of this Agreement and may not be modified by any other express or implied practices, policies or


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agreements. "Cause," for purposes of this Agreement, shall mean (i) the willful and continued failure by Sandler to substantially perform his duties with Herbalife (other than any such failure resulting from his incapacity due to death or physical or mental illness), after a written demand for substantial performance is delivered to Sandler that specifically identifies the manner in which Herbalife believes that Sandler has not substantially performed his duties and Sandler's failure to substantially cure such failure to perform within thirty (30) days of such notice, (ii) the willful engaging by Sandler in misconduct which is injurious to Herbalife, monetarily or otherwise, including, but not limited to, Sandler's failure to abide by his obligations as an attorney acting on behalf of his client, Herbalife or, (iii) Sandler's final conviction for fraud or of any felony involving moral turpitude;

        7. Rights Upon Sandler's Death or Disability, or Termination of the Agreement by Sandler or the Company for Cause. Upon termination of this Agreement by reason of (a) Sandler's termination of the Agreement, (b) Sandler's death or disability, or (c) for cause, Sandler shall be entitled to receive only the amount of any accrued but unpaid monthly fees under this Agreement as of the date of the termination of this Agreement and Herbalife shall have no further obligation to Sandler.

        8. Rights Upon Termination by Company other than for Cause. In the event Herbalife terminates this Agreement both (a) prior to the date thirty-six (36) months after the Termination Date, and (b) other than for cause, disability or death, Sandler shall receive a sum equal to the amount he would have otherwise been entitled to receive under Section 4 of this Agreement from the date of such termination of this Agreement to the date thirty-six (36) months after the Termination Date. Such amount shall be paid to Sandler in one lump sum within thirty (30) days of termination of this Agreement pursuant to this paragraph 8.


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        9. Confidentiality. Sandler agrees not to disclose or misappropriate any and all trade secrets or confidential or proprietary information of Herbalife (collectively "Protected Information"). Protected Information means all information pertaining in any manner to the business of Herbalife and its employees, distributors, suppliers, vendors, customers, manufacturers, sales representatives, consultants, lawyers, accountants, and business associates.
This definition includes, but is not limited to: (i) information about costs, profits, markets, sales, financial and marketing data and bids; (ii) plans for business, marketing, future development and new product concepts; (iii) employee personnel files and information about employee compensation and benefits; (iv) identity of and other business information relating to Herbalife's customers and/or distributors, past, present or future, together with each such customer's or distributor's habits or needs; (v) identity of and other business information relating to Herbalife's past, present or future vendors, manufacturers and suppliers; and (vi) design drawings and computer programs.

        10. Ethical Obligations. Because Sandler will be providing legal advice and services to Herbalife, and in that capacity will be privy to highly confidential and privileged information, and because during the period of this Agreement Sandler will owe all duties of an attorney to a client with regard to the work conducted by Sandler on behalf of Herbalife, during the period of this Agreement, Sandler shall not engage in any activity competitive with Herbalife, or in any other manner act to the detriment of Herbalife or Herbalife's business interests, management or owner(s).


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        11. Additional Instruments. The parties hereto shall execute any further or additional instruments and they will perform any acts which may be reasonably necessary or appropriate in order to effectuate and carry out the purposes of this Agreement.

        12. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which may be executed by one or more of the parties hereto, with the same force and effect as though all the parties who executed such counterparts had executed but one instrument, and each counterpart shall be deemed a duplicate original.

        13. Modification and Amendments. No provision of this Agreement may be modified or amended except by a writing executed by the party sought to be charged with such modification or amendment.

        14. Notices. All notices and communications pursuant to this Agreement shall be in writing and shall be delivered in person or mailed by certified mail, return receipt requested, postage prepaid:

               To Herbalife:   Herbalife International of America, Inc.
                               1800 Century Park East, 14th Floor
                               Los Angeles, California 90067
                               Attention:  Timothy Swenney

               To Sandler:     Robert A. Sandler
                               222 North Canon Drive
                               Beverly Hills, CA  90210

               With Copies to: Marcus A. Torrano, Esq.
                               Morrison & Foerster LLP
                               555 West Fifth Street, Suite 3500
                               Los Angeles, California 90013-1024

or to such other address as any party may, from time to time, designate by written notice hereunder. If delivered in person, such notice shall be effective immediately; if mailed, such


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notice shall be effective seventy-two (72) hours after deposit, postage prepaid, in the United States Postal Service mail.

        15. Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties hereto relating to the subject matter hereof and supersedes any and all prior understandings or agreements, whether oral or in writing, between the parties hereto or their predecessors.

        16. Severability.

            16.1 Severable. The provisions of this Agreement are severable and, in the event that any provision hereof shall be found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nonetheless remain enforceable and binding upon Herbalife and Sandler.

            16.2 Enforcement. To the extent that any provision hereof is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but could be enforceable by reducing the scope of area, business activity prohibited or length of time, Sandler and Herbalife agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and that Herbalife shall have the right, in its sole discretion, to modify such invalid or unenforceable provision to the extent required to be valid and enforceable. Sandler agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking or modifying any of the provisions hereof.


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        17. Assignment. This Agreement shall inure to the benefit of Sandler and
Herbalife and their respective successors and heirs. Neither party may assign any rights or obligations hereunder without the prior written consent of the other party. Any attempted assignment in contravention of this Section shall be null and void and of no effect.

        IN WITNESS WHEREOF, the parties have executed this Agreement the date first written above.

                          HERBALIFE INTERNATIONAL OF AMERICA,
                          INC./HERBALIFE INTERNATIONAL, INC.


                          By: /s/ ROBERT A. SANDLER
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                          ----------------------------------------
                          Robert A. Sandler



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